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                                                                     EXHIBIT 5.1

                                      November 20, 1995


Rouse Capital
c/o The Rouse Company
10275 Little Patuxent Parkway
Columbia, Maryland 21044-3456

        Re:  Rouse Capital
             -------------

Ladies and Gentlemen:

        We have acted as special Delaware counsel for The Rouse Company, a Maryland corporation ("Rouse"),and Rouse Capital, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

                For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

        (a) The Certificate of Trust of the Trust, dated September 29, 1995 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on September 29, 1995;

        (b) The Trust Agreement of the Trust, dated as of September 29, 1995, between Rouse and the trustees of the Trust named therein;

        (c) The preliminary prospectus, dated November 15, 1995 (the "Prospectus"), relating to the __% Cumulative Quarterly Income Preferred Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities");
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Rouse Capital
November 20, 1995
Page 2

        (d) Amendment No. 3 to the Registration Statement (the "Registration Statement") on Form S-3, including a form of Amended and Restated Trust Agreement of the Trust, to be entered into among Rouse, the trustees of the Trust named therein and the holders, from time to time, of the undivided beneficial interests in the assets of the Trust (the "Trust Agreement"), as proposed to be filed by Rouse and the Trust with the Securities and Exchange Commission on or about November 20, 1995; and

        (e) A Certificate of Good Standing for the Trust, dated November 20, 1995, obtained from the Secretary of State.

        Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

        For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraph (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provison in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

        With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

        For purposes of this opinion, we have assumed (i) the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) the power and authority of each of the parties to the documents examined by us to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of
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Rouse Capital
November 20, 1995
Page 3


a Preferred Securities Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Trust Agreement, the Registration Statement and the Prospectus, and (vii) the issuance and sale of the Preferred Securities to the Preferred Security Holders in accordance with the Trust Agreement, the Registration Statement and the Prospectus. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

        This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

        Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

        1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del. C.
                                                                       -------
(S) 3801, et seq.
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        2. The Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

        3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated, pursuant to the Trust Agreement, to (i) provide indemnity and/or security in connection with and pay a sum sufficient to cover any taxes or governmental charges arising from transfers or exchanges of Preferred Securities Certificates and the issuance of replacement Preferred Securities Certificates and (ii) provide security and/or indemnity in connection with requests of or directions to the Property Trustee to exercise its rights and powers under the Trust Agreement.


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Rouse Capital
November 20, 1995
Page 4


        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Validity of the Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.


                                        Very truly yours,


                                        /s/ Richards, Layton & Finger


CDK/WAY/mag